                                                                    EXHIBIT 12.1

                                AEARO CORPORATION

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                                  PREDECESSOR COMPANY                          SUCCESSOR COMPANY
                                              ----------------------------   ------------------------------------------------------
                                               YEAR ENDED     PERIOD ENDED   PERIOD ENDED             YEAR ENDED SEPTEMBER 30,
                                              SEPTEMBER 30,     JULY 11,     SEPTEMBER 30,       ----------------------------------
                                                  1994            1995           1995              1996        1997         1998
EARNINGS:
  Pre-tax income from continuing operations     $ 13,004        $  7,815        $   (159)        $  6,477    $ (5,959)    $ (9,242)
  Fixed charges (see below)                        7,242           6,599           4,388           22,153      28,419       27,984
                                                --------        --------        --------         --------    --------     --------
        Earnings as defined                     $ 20,246        $ 14,414        $  4,229         $ 28,630    $ 22,460     $ 18,742
                                                ========        ========        ========         ========    ========     ========
FIXED CHARGES:
  Interest expense, net                         $  5,819        $  5,673        $  4,135         $ 20,703    $ 26,665     $ 26,152
  Interest component of operating leases           1,423             926             253            1,450       1,754        1,832
                                                --------        --------        --------         --------    --------     --------
        Fixed charges as defined                $  7,242        $  6,599        $  4,388         $ 22,153    $ 28,419     $ 27,984
                                                ========        ========        ========         ========    ========     ========
RATIO OF EARNINGS TO FIXED CHARGES                   2.8             2.2              --              1.3          --           --
                                                ========        ========        ========         ========    ========     ========

NOTE: Ratio of earnings to fixed charges is defined as pre-tax income from continuing operations plus fixed charges divided by fixed charges. Fixed charges include interest (including amortization of debt issuance costs) and a portion of rental expense assumed to represent interest. Earnings for the period ended September 30, 1995 and the years ended September 30, 1997 and 1998 were insufficient to cover fixed charges by $0.2 million, $6.0 million and $9.2 million, respectively.